Exhibit 3.1

DelawareThe First StatePage 1 6551776 8100Authentication: 203665643SR# 20261843096Date: 04-16-26You may verify this certificate online at corp.delaware.gov/authver.shtmlI, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "HYPERSCALE DATA, INC.", FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF APRIL, A.D. 2026, AT 1:42 O`CLOCK P.M.

CERTIFICATE OF AMENDMENT

to

THE CERTIFICATE OF INCORPORATION

of

HYPERSCALE DATA, INC.

State of Delaware

Secretary of State

Division of Corporations

Delivered 01:42 PM 04/16/2026

FILED 01:42 PM 04/16/2026

SR 20261843096 - File Number 6551776

Hyperscale Data, Inc., a corporation organized and existing under the laws of the State ofDelaware (the "Corporation") hereby certifies that the amendment set forth below to the Corporation's Certificate oflncorporation (the "Certificate") was duly adopted in accordance with sections 141 and 242 of the Delaware General Corporation Law (the "DGCL") by the board of directors of the

Corporation on December 19, 2025 , and approved by a vote of the stockholders of the Corporation on April 10, 2026:

RESOLVED, that Article IV Section 1 is hereby amended as follows:

"Section 1. Authorized Shares

This Corporation is authorized to issue two billion, five hundred million (2,500,000,000) shares of Class A Common

Stock, par value $0.001 per share (the "Class A Common Stock"), twenty-five million (25,000,000) shares of Class B

Common Stock, par value $0.001 per share (the "Class B Common Stock," and together with the Class A Common

Stock, the "Common Stock"), and twenty-five million (25,000,000) shares of Preferred Stock, par value $0.001 per share. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affinnative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock of the Corporation, voting together as a single class."

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of April 16 2026.

By: Isl Henry Nisser

Henry Nisser

President